Exhibit 99.1

                                                       105 Carnegie Center
                                                       Princeton, NJ 08540

Contact:

Ellen Gonda, Brunswick Group, 212-333-3810
Barak Bar-Cohen, RCN Public Relations, 609-734-3812
Jim Downing, RCN Investor Relations, 609-734-3802

             RCN CONTINUES DISCUSSIONS WITH BANKS AND BONDHOLDERS;
                   DEFERS DECISION ON BOND INTEREST PAYMENT

             No Negative Impact Expected On Customers and Vendors PRINCETON, NJ - January 15, 2004 - RCN Corporation (Nasdaq: RCNC) is continuing discussions with its Senior Secured Lenders (the "Lenders") and an ad hoc committee of holders of its Senior Notes (the "Noteholders' Committee") and others on a consensual financial restructuring of its balance sheet. In anticipation of a successful negotiation, RCN has chosen to defer the decision to make an interest payment scheduled to be made on January 15, 2004, of approximately $10.3 million with respect to its 10 1/8% Senior Notes due 2010 (the "10 1/8 % Senior Notes"). That decision was made as part of the ongoing negotiations with the Lenders. RCN has not made a final decision whether to make the interest payment, but notes that it has sufficient liquidity to make the payment if it chooses to do so.

While these negotiations have not yet reached an agreement, based upon negotiations with the Noteholders' Committee, RCN anticipates that such an agreement would result in a conversion of a substantial portion of the Senior Notes into equity and an extremely significant dilution of current equity. Although RCN is actively pursuing these discussions towards a final agreement on a consensual financial restructuring, there can be no assurance that such an agreement will ultimately be reached.

If RCN does not make this interest payment on or before February 13, 2004, an Event of Default would arise with respect to the 10 1/8% Senior Notes and entitle, but not require, holders of these Notes to declare the outstanding notes immediately due and payable. Any acceleration of amounts due of this Note would, due to cross default provisions in the Company's indentures governing its other senior notes, entitle, but not require, the holders of other senior notes to declare the Company's other senior notes immediately due and payable if they so choose. In addition, the failure to make the payment on or before February 13, 2004 would, due to cross default provisions in the Company's senior credit facilities, entitle, but not require, the Lenders to declare the Company's credit facilities immediately due and payable.

"As we work to significantly reduce our debt through a financial restructuring, our operating companies remain healthy," said David C. McCourt, Chief Executive Officer of RCN. "We do not intend to adversely impact our customers, vendors and employees as a result of this financial restructuring. We shall continue to provide the same type of high quality service and performance that has been our trademark."

Russ Belinsky of Chanin Capital Partners, financial advisors to the Noteholders' Committee, confirmed the statement of Mr. McCourt. "All of our discussions with the Company contemplate the conversion of a substantial portion of the bonds into equity," noted Mr. Belinsky. "Therefore, this restructuring should positively impact the operating companies and the vendors, customers, and employees of those companies. We look forward to completing our negotiations and our continuing long term relationship with the Company."

ABOUT RCN CORPORATION

RCN Corporation (Nasdaq:RCNC) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington, D.C. metropolitan markets.

WHERE YOU CAN FIND MORE INFORMATION

We, as a reporting company, are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC's Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practical after we have electronically filed such material with, or furnished it to, the SEC. Since September 30, 2003, all reports pursuant to the Exchange Act that we have filed with, or furnished to, the SEC have been timely posted on our website. The address of that website is www.rcn.com/investor/secfilings.php.

RCN FORWARD-LOOKING STATEMENTS

Some of the statements made by RCN in these statements are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to, availability of financing, ability to obtain regulatory approvals, uncertainty relating to economic conditions, ability to attract and retain qualified management and other personnel, changes in government and regulatory policies, pricing and availability of equipment, materials, inventory and programming, our ability to meet the requirements in our franchise agreements, the number of potential customers in a target market, the completion of acquisitions or divestitures, acceptance of the Company's services, development and implementation of business support systems for provisioning and billing, the availability and success of strategic alliances or relationships, ability to overcome significant operating losses, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the industry, changes in the competitive environment in which RCN operates and ability to produce sufficient filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

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